Exhibit 99.1

Scripps reports Q3 2026 financial results

Nov. 5, 2026

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $545 million in revenue for the third quarter of 2026. Income attributable to the shareholders of Scripps was $20.7 million or 21 cents per share.

Recent company events:
•Through Election Day on Tuesday, Scripps generated $284 million in full-year Local Media division political advertising revenue – 44% above the 2022 midterm election cycle.
•Scripps continues to make progress on its company transformation plan and expense reductions to generate $125-$150 million of enterprise EBITDA growth by 2028 through cost savings and revenue initiatives. The impact of the transformation work will be most evident beginning in the fourth-quarter results as the company will have implemented about $100 million in annual run-rate savings by year end. In 2026, we reduced our workforce by about 20%.
•On the revenue growth side of the transformation, more than 70 initiatives are in the pipeline, focused on yielding more revenue from businesses we own and creating new revenue from adjacent business areas.
•By the end of the year, Scripps will have nearly completed its connected local newsrooms transformation, positioning its news operations for the streaming world to meet consumers where they are watching. The connected newsrooms integrate AI and automation technology to adapt stories for all digital and broadcast platforms, putting the news teams’ work in front of new audiences and driving new streams of revenue with a more durable cost structure.
•The Scripps Networks division’s third-quarter revenue benefited from Nielsen’s Sept. 1 ratings methodology change to more accurately measure over-the-air households after negative impact from their changes earlier in the year. Connected TV revenue grew 37%, and Scripps now expects it to end the year at about $155 million. Despite those tailwinds, pressure from the economy and the impact of low consumer confidence on direct response advertising led to revenue down 11% on an adjusted combined basis.
•Scripps Networks division adjusted combined expenses were up 0.9%, driven by the new WNBA contract this year. For the fourth quarter, the company expects division expenses to begin a downward trend as transformation cost initiatives take effect.
•The company ended the third quarter with $83 million in cash and will use that and cash from Q4 political advertising revenue to pay down at least $150 million of debt in the fourth quarter.

From Scripps President and CEO Adam Symson:

“During this contentious 2026 midterm election cycle, broadcast television continued to prove itself to be the best vehicle for reaching voters because we provide a trustworthy platform in a politically polarizing climate. Local TV platforms took nearly half of the record $11.9 billion spent this year, according to AdImpact. Scripps’ strong political footprint drove our full-year political ad revenue 44% above our 2022 midterm results. Our performance benefited from our local sports strategy, strong connected TV business and dedicated political sales force.

“The companywide transformation we launched in February is well underway and on track to deliver both on our commitment to evolve the company’s products and the expected benefit to enterprise EBITDA next year. Our goal is to ensure Scripps remains a strong media company positioned to serve our communities and preserve local journalism by adapting to how Americans consume news and information. In part aided by technology, our teams are producing more reporting from the field, deepening our community news coverage and expanding our reach to audiences across broadcast, streaming, digital and social platforms while improving the segment profit of our business.

“In our Scripps Networks division, we saw a modest sequential recovery in our third-quarter revenue and profit margin, bolstered by the early impact of Nielsen’s updated ratings methodology and 37% growth in revenue from our connected TV/streaming platform distribution. Disciplined expense management drove a year-over-year decline in total adjusted combined expenses when you factor out the first-year impact of our new WNBA contract.

“The work underway reflects our priorities to improve our earnings trajectory, strengthen the balance sheet and best serve American media consumers. At the same time, we continue to evaluate accretive M&A opportunities with discipline, focusing on transactions that enhance our financial position and strategic flexibility within our current balance sheet.”

Operating results
Third-quarter company revenue was $545 million, an increase of 3.6% or $19 million from the prior-year quarter. Political revenue was $82.6 million, compared to $5.5 million in the prior-year quarter, a non-election year. Costs and expenses for segments, shared services and corporate were $427 million, down from $449 million in the year-ago quarter, reflecting tight expense controls and savings achieved through our enterprise-wide transformation plan.

Income attributable to the shareholders of Scripps was $20.7 million or 21 cents per share. The current-year quarter included $18.8 million in restructuring costs, which decreased the income attributable to shareholders by 14 cents per share. In the prior-year quarter, loss attributable to shareholders of Scripps was $49 million or 55 cents per share. The prior-year quarter included a $7.6 million loss on extinguishment of debt, $6.5 million of financing transaction costs, a $1.4 million write-off of deferred financing costs and $2.7 million in restructuring costs. When taken together, these items increased the loss attributable to shareholders by 15 cents per share.

Third-quarter 2026 segment results compared to prior-period amounts:

Local Media
Revenue was $373 million, up 15% from the prior-year quarter.

•Core advertising revenue decreased 16% to $111 million, reflecting displacement from political advertising.
•Political revenue was $80.6 million, compared to $5.1 million in the prior-year quarter, a non-election year.
•Distribution revenue decreased $7.8 million or 4.2% to $178 million. Distribution revenues in the third quarter of 2025 included $10.7 million of revenue from WRTV and WFTX that were sold in the first quarter of 2026. Additionally, a service blackout during the contract negotiations with DirecTV had a $3.8 million third-quarter 2026 impact.

Segment expenses decreased 6.4% to $255 million.

Segment profit was $118 million, up from $52.8 million a year-ago quarter.

Scripps Networks
Revenue was $173 million, down 14% from the prior-year quarter. Segment expenses were $140 million, down 5.2% from the prior-year quarter.

Segment profit was $33 million, compared to $53.3 million in the year-ago quarter.

Third-quarter 2026 segment results compared to prior-period adjusted combined amounts:
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted combined basis.

The adjusted combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had WFTX, WRTV and WTVQ (Local
Media) and Court TV (Scripps Networks) transactions been effective at the beginning of 2025. Refer to the “Supplemental Information” section that begins on page E-8 of the attached tables.

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Local Media – Adjusted combined basis
Revenue was $373 million, up 19% from the prior-year quarter.

•Core advertising revenue decreased 13% to $111 million, reflecting displacement from political advertising.
•Political revenue was $80.6 million, compared to $5.3 million in the prior-year quarter, a non-election year.
•Distribution revenue was $178 million, flat from the prior-year quarter.

Segment expenses decreased 3.1% to $255 million.

Segment profit was $118 million, compared to $49.8 million in the year-ago quarter.

Scripps Networks – Adjusted combined basis
Revenue was $173 million, down 11% from the prior-year quarter. Segment expenses were $140 million, up 0.9%.

Segment profit was $33 million, compared to $56 million in the year-ago quarter.

Financial condition
On Sept. 30, cash and cash equivalents totaled $83.4 million, and total debt was $2.5 billion.

At Sept. 30, long-term debt included $1.7 billion of senior notes outstanding, $558 million of term loans outstanding and $274 million under the accounts receivable securitization facility. During the first nine months of 2026, we made principal pre-payments totaling $60.6 million on our June 2028 and November 2029 term loans.

Scripps did not declare or provide payment for any of the quarterly preferred stock dividends in 2026. The 9% dividend rate on the preferred shares compounds quarterly. At Sept. 30, aggregated undeclared and unpaid cumulative dividends totaled $166 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, the company is prohibited from paying dividends on or repurchasing common shares until all preferred shares are redeemed.

Year-to-date 2026 operating results:
The following comparisons are to the period ending Sept. 30, 2025:

Revenue was $1.6 billion, a decrease of 2.4% or $38.2 million from the prior year. Political revenue was $122 million, compared to $11.9 million in the prior year, a non-election year.

Costs and expenses for segments, shared services and corporate were $1.3 billion, down from $1.4 billion in the year-ago period, reflecting tight expense controls and savings achieved through our enterprise-wide transformation plan.

Loss attributable to the shareholders of Scripps was $1.2 billion or $12.73 per share. The 2026 period included a non-cash goodwill and other intangible assets impairment charge for Scripps Networks of $1.1 billion, $55.3 million in restructuring costs and a $38.9 million gain from the sale of Court TV and two television stations: WFTX in Fort Myers, Florida, and WRTV in Indianapolis, as well as our stations swap with Gray Media, Inc. When taken together, these items increased the loss attributable to shareholders by $11.82 per share. In the prior year, loss attributable to the shareholders of Scripps was $120 million or $1.36 per share. The 2025 period included $44.5 million of financing transaction costs, a $31.4 million gain on our West Palm television station building sale, a $10.6 million loss on extinguishment of debt, $7.5 million in restructuring costs and a $7 million write-off of deferred financing costs. When taken together, these items increased the loss attributable to shareholders by 33 cents per share.

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Looking ahead
Comparisons for our segments are to the same adjusted combined period in 2025.

Fourth-quarter 2026
Local Media revenue	Up low-to-mid 40% range
Local Media expense	About flat
Scripps Networks revenue	Down high single digits
Scripps Networks expense	Down low single digits
Shared services and corporate	About $27 million

Conference call
The company’s senior management team will hold a call to discuss third-quarter 2026 results at 9:30 a.m. Eastern time on Friday, Nov. 6.

The company’s protocol for joining its earnings calls is as follows:

•To access a live webcast of the call, participants will need to register by visiting http://ir.scripps.com/. The registration link can be found on that page under “upcoming events.”
•To dial in by phone, participants will first need to visit a website to receive the phone number. To receive a listen-only dial-in and PIN code, visit https://edge.media-server.com/mmc/p/32s8jqy4/.
•Analysts who will be asking questions should visit this webpage to receive a different dial-in and PIN, which will identify them by name on the call: https://register-conf.media-server.com/register/BI65e1d76cd29347e79d43d1608d1fc52d.

A replay of the conference call will be archived and available online for an extended period of time. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” “target” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com
Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of about 60 stations in 40 markets. Scripps reaches households across the U.S. with national news outlet Scripps News and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”
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THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2026	2025	2026	2025

Operating revenues	$544,861	$525,854	$1,552,130	$1,590,327
Segment, shared services and corporate expenses	(426,597)	(448,739)	(1,324,373)	(1,360,206)
Restructuring costs	(18,771)	(2,718)	(55,255)	(7,475)
Depreciation and amortization of intangible assets	(31,331)	(37,208)	(101,739)	(112,866)
Impairment of goodwill and other intangible assets	—	—	(1,135,825)	—
Gains (losses), net on disposal of property and equipment	(872)	434	(422)	31,922
Operating expenses	(477,571)	(488,231)	(2,617,614)	(1,448,625)
Operating income (loss)	67,290	37,623	(1,065,484)	141,702
Interest expense	(53,796)	(59,219)	(164,864)	(161,622)
Loss on extinguishment of debt	—	(7,622)	(913)	(10,594)
Other financing transaction costs	—	(6,466)	—	(44,537)
Defined benefit pension plan expense	(733)	(338)	(2,200)	(1,013)
Gains (losses) from sale of business	—	—	38,881	—
Miscellaneous, net	(1,132)	(1,165)	(6,506)	(2,692)
Income (loss) from operations before income taxes	11,629	(37,187)	(1,201,086)	(78,756)
Benefit for income taxes	26,030	4,228	85,705	6,380
Net income (loss)	37,659	(32,959)	(1,115,381)	(72,376)
Preferred stock dividends	(16,927)	(16,062)	(49,673)	(47,172)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$20,732	$(49,021)	$(1,165,054)	$(119,548)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.21	$(0.55)	$(12.73)	$(1.36)

Weighted average diluted shares outstanding	98,092	88,461	91,527	87,773
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our operating segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 12 NBC affiliates, 11 CBS affiliates and three FOX affiliates. We also have 13 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlet Scripps News as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and/or digital distribution. These operations earn revenue primarily through the sale of advertising.

Our segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. The intercompany carriage fee revenue earned by our local broadcast television stations is equal to the carriage fee expense incurred by our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates operating performance and makes decisions about the allocation of resources to our segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our operating performance is as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Segment operating revenues:
Local Media	$372,807	$325,456	14.5%	$1,030,969	$985,611	4.6%
Scripps Networks	172,993	200,956	(13.9)%	520,922	604,728	(13.9)%
Other	3,047	4,262	(28.5)%	12,568	14,185	(11.4)%
Intersegment eliminations	(3,986)	(4,820)	(17.3)%	(12,329)	(14,197)	(13.2)%
Total operating revenues	$544,861	$525,854	3.6%	$1,552,130	$1,590,327	(2.4)%

Segment profit (loss):
Local Media	$117,551	$52,801		$220,052	$143,541	53.3%
Scripps Networks	33,014	53,299	(38.1)%	104,786	173,340	(39.5)%
Other	(6,379)	(7,598)	(16.0)%	(16,994)	(20,982)	(19.0)%
Shared services and corporate	(25,922)	(21,387)	21.2%	(80,087)	(65,778)	21.8%
Restructuring costs	(18,771)	(2,718)		(55,255)	(7,475)
Depreciation and amortization of intangible assets	(31,331)	(37,208)		(101,739)	(112,866)
Impairment of goodwill and other intangible assets	—	—		(1,135,825)	—
Gains (losses), net on disposal of property and equipment	(872)	434		(422)	31,922
Interest expense	(53,796)	(59,219)		(164,864)	(161,622)
Loss on extinguishment of debt	—	(7,622)		(913)	(10,594)
Other financing transaction costs	—	(6,466)		—	(44,537)
Defined benefit pension plan expense	(733)	(338)		(2,200)	(1,013)
Gains (losses) from sale of business	—	—		38,881	—
Miscellaneous, net	(1,132)	(1,165)		(6,506)	(2,692)
Income (loss) from operations before income taxes	$11,629	$(37,187)		$(1,201,086)	$(78,756)

Operating results for our Local Media segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Segment operating revenues:
Core advertising	$111,086	$131,548	(15.6)%	$375,526	$400,223	(6.2)%
Political	80,588	5,141		117,669	11,028
Distribution	177,990	185,768	(4.2)%	528,416	565,572	(6.6)%
Other	3,143	2,999	4.8%	9,358	8,788	6.5%
Total operating revenues	372,807	325,456	14.5%	1,030,969	985,611	4.6%
Segment costs and expenses:
Employee compensation and benefits	99,046	105,115	(5.8)%	304,209	314,599	(3.3)%
Programming	110,637	124,659	(11.2)%	369,580	393,509	(6.1)%
Other expenses	45,573	42,881	6.3%	137,128	133,962	2.4%
Total costs and expenses	255,256	272,655	(6.4)%	810,917	842,070	(3.7)%
Segment profit	$117,551	$52,801		$220,052	$143,541	53.3%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Total operating revenues	$172,993	$200,956	(13.9)%	$520,922	$604,728	(13.9)%
Segment costs and expenses:
Employee compensation and benefits	18,969	22,120	(14.2)%	61,269	64,949	(5.7)%
Programming	83,849	86,858	(3.5)%	242,082	252,105	(4.0)%
Other expenses	37,161	38,679	(3.9)%	112,785	114,334	(1.4)%
Total costs and expenses	139,979	147,657	(5.2)%	416,136	431,388	(3.5)%
Segment profit	$33,014	$53,299	(38.1)%	$104,786	$173,340	(39.5)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of September 30, 2026	As of December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$83,390	$27,923
Other current assets	544,301	616,562
Assets held for sale	—	102,933
Total current assets	627,691	747,418
Investments	17,368	14,369
Property and equipment	421,944	407,966
Operating lease right-of-use assets	80,720	95,975
Goodwill	931,534	1,918,334
Other intangible assets	1,318,059	1,517,776
Programming	217,789	280,359
Miscellaneous	22,511	26,431
TOTAL ASSETS	$3,637,616	$5,008,628

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$65,518	$63,420
Unearned revenue	52,488	22,166
Current portion of long-term debt	—	8,854
Accrued expenses and other current liabilities	326,790	352,098
Liabilities held for sale	—	7,063
Total current liabilities	444,796	453,601
Long-term debt (less current portion)	2,457,441	2,585,534
Other liabilities (less current portion)	592,752	723,401
Total equity	142,627	1,246,092
TOTAL LIABILITIES AND EQUITY	$3,637,616	$5,008,628

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as certain of our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

Numerator (for basic and diluted earnings per share)
Net income (loss)	$37,659	$(32,959)	$(1,115,381)	$(72,376)
Less income allocated to RSUs	(40)	—	—	—
Less preferred stock dividends	(16,927)	(16,062)	(49,673)	(47,172)
Numerator for basic and diluted earnings per share	$20,692	$(49,021)	$(1,165,054)	$(119,548)
Denominator
Basic weighted-average shares outstanding	92,698	88,461	91,527	87,773
Effect of dilutive securities	5,394	—	—	—
Diluted weighted-average shares outstanding	98,092	88,461	91,527	87,773

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, financing transaction costs, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill and other intangible assets, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

Net income (loss)	$37,659	$(32,959)	$(1,115,381)	$(72,376)
Benefit for income taxes	(26,030)	(4,228)	(85,705)	(6,380)
Interest expense	53,796	59,219	164,864	161,622
Loss on extinguishment of debt	—	7,622	913	10,594
Other financing transaction costs	—	6,466	—	44,537
Defined benefit pension plan expense	733	338	2,200	1,013
Share-based compensation costs	3,218	3,314	15,717	14,771
Depreciation	12,296	14,680	38,868	44,227
Amortization of intangible assets	19,035	22,528	62,871	68,639
Impairment of goodwill and other intangible assets	—	—	1,135,825	—
Losses (gains), net on disposal of property and equipment	872	(434)	422	(31,922)
Restructuring costs	18,771	2,718	55,255	7,475
Losses (gains) from sale of business	—	—	(38,881)	—
Miscellaneous, net	1,132	1,165	6,506	2,692
Adjusted EBITDA	$121,482	$80,429	$243,474	$244,892

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

Capital expenditures	$(11,610)	$(15,068)	$(30,498)	$(29,564)
Interest paid	(77,744)	(63,345)	(179,170)	(145,251)
Income taxes refunded (paid)	(852)	359	3,906	(12,370)
Mandatory contributions to defined retirement plans	(3,482)	(490)	(4,043)	(1,046)

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the WTVQ station inclusion, the WRTV and WFTX television station dispositions and the Court TV disposition have on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from including the WTVQ television station's historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. Similarly, WRTV and WRTV television stations' historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. Finally, Court TV's historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Scripps Networks segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media and Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the transactions had occurred on January 1, 2025. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Segment operating revenues:
Core advertising	$111,086	$127,529	(12.9)%	$372,340	$386,132	(3.6)%
Political	80,588	5,283		117,585	11,167
Distribution	177,990	177,470	0.3%	520,625	539,980	(3.6)%
Other	3,143	2,963	6.1%	9,293	8,706	6.7%
Total operating revenues	372,807	313,245	19.0%	1,019,843	945,985	7.8%
Segment costs and expenses:
Employee compensation and benefits	99,046	103,022	(3.9)%	302,470	307,723	(1.7)%
Programming	110,637	119,037	(7.1)%	364,373	375,492	(3.0)%
Other expenses	45,573	41,397	10.1%	135,957	129,339	5.1%
Total costs and expenses	255,256	263,456	(3.1)%	802,800	812,554	(1.2)%
Segment profit	$117,551	$49,789		$217,043	$133,431	62.7%

Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment following the sales of WRTV and WFTX television stations, as well as the inclusion of the WTVQ television station.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

Local Media operating revenues, as reported	$372,807	$325,456	$1,030,969	$985,611
WRTV station disposition	—	(9,616)	(9,136)	(30,499)
WFTX station disposition	—	(6,480)	(4,588)	(20,530)
WTVQ station inclusion	—	3,885	2,598	11,403
Local Media adjusted combined operating revenues	$372,807	$313,245	$1,019,843	$945,985

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

Local Media segment profit, as reported	$117,551	$52,801	$220,052	$143,541
WRTV station disposition	—	(2,214)	(2,106)	(8,096)
WFTX station disposition	—	(914)	(905)	(2,384)
WTVQ station inclusion	—	116	2	370
Local Media adjusted combined segment profit	$117,551	$49,789	$217,043	$133,431

Scripps Networks adjusted combined segment profit

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands)	2026	2025	Change	2026	2025	Change

Total operating revenues	$172,993	$194,640	(11.1)%	$518,475	$584,909	(11.4)%
Segment costs and expenses:
Employee compensation and benefits	18,969	19,330	(1.9)%	60,101	56,742	5.9%
Programming	83,849	82,965	1.1%	240,516	240,479	—%
Other expenses	37,161	36,395	2.1%	111,846	107,721	3.8%
Total costs and expenses	139,979	138,690	0.9%	412,463	404,942	1.9%
Segment profit	$33,014	$55,950	(41.0)%	$106,012	$179,967	(41.1)%
Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the sale of Court TV.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

Scripps Networks operating revenues, as reported	$172,993	$200,956	$520,922	$604,728
Court TV disposition	—	(6,316)	(2,447)	(19,819)
Scripps Networks adjusted combined operating revenues	$172,993	$194,640	$518,475	$584,909

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025

Scripps Networks segment profit, as reported	$33,014	$53,299	$104,786	$173,340
Court TV disposition	—	2,651	1,226	6,627
Scripps Networks adjusted combined segment profit	$33,014	$55,950	$106,012	$179,967